Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan, as amended, of our reports dated March 14, 2012, with respect to the consolidated financial statements and schedule of Hudson Pacific Properties, Inc. and the effectiveness of internal control over financial reporting of Hudson Pacific Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Los Angeles, California
December 13, 2012